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                                                                    Exhibit 23.1


                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Washington Trust Bancorp, Inc.

We consent to incorporation by reference in the Registration Statement on Form S-4 of Washington Trust Bancorp, Inc. of our report dated January 15, 2001, which appears in the Annual Report on Form 10-K for the year ended December 31, 2000 of Washington Trust Bancorp, Inc. (the "Corporation") relating to the consolidated balance sheets of the Corporation as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000 and to the reference to our firm under the heading "Experts" in the Prospectus/Proxy Statement.


                                                         /s/ KPMG LLP


Providence, Rhode Island
December 31, 2001